                                      FORM OF

                               DISTRIBUTION AGREEMENT

                                      BETWEEN

                                CERIDIAN CORPORATION


                           (TO BE RENAMED ARBITRON INC.)

                                        AND

                              NEW CERIDIAN CORPORATION

                        (TO BE RENAMED CERIDIAN CORPORATION)

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                                 TABLE OF CONTENTS

ARTICLE I DEFINITIONS. . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.1 General . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 1
     1.2 References; Interpretation. . . . . . . . . . . . . . . . . . . . . .12

ARTICLE II DISTRIBUTION AND OTHER TRANSACTIONS; CERTAIN COVENANTS. . . . . . .12
     2.1 The Transfer, the Distribution and Other Transactions.. . . . . . . .12
     2.2 Ceridian Board Action; Conditions Precedent to the Distribution . . .15
     2.3 [INTENTIONALLY OMITTED] . . . . . . . . . . . . . . . . . . . . . . .16
     2.4 [INTENTIONALLY OMITTED] . . . . . . . . . . . . . . . . . . . . . . .16
     2.5 Resignations. . . . . . . . . . . . . . . . . . . . . . . . . . . . .16
     2.6 Further Assurances. . . . . . . . . . . . . . . . . . . . . . . . . .17
     2.7 Limited Representations or Warranties . . . . . . . . . . . . . . . .17
     2.8 Guarantees. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .17
     2.9 Litigation Services . . . . . . . . . . . . . . . . . . . . . . . . .18
     2.10 [INTENTIONALLY OMITTED]. . . . . . . . . . . . . . . . . . . . . . .18
     2.11 Transfers Not Effected Prior to the Distribution; Transfers
      Deemed Effective as of the Distribution Date . . . . . . . . . . . . . .18
     2.12 Conveyancing and Assumption Instruments. . . . . . . . . . . . . . .19
     2.13 Ancillary Agreements . . . . . . . . . . . . . . . . . . . . . . . .19
     2.14 Corporate Names. . . . . . . . . . . . . . . . . . . . . . . . . . .19
     2.15 Ordinary Course of Business. . . . . . . . . . . . . . . . . . . . .21

ARTICLE III INDEMNIFICATION. . . . . . . . . . . . . . . . . . . . . . . . . .21
     3.1 Indemnification by the Corporation. . . . . . . . . . . . . . . . . .21
     3.2 Indemnification by New Ceridian . . . . . . . . . . . . . . . . . . .21
     3.3 Procedures for Indemnification. . . . . . . . . . . . . . . . . . . .22
     3.4 Indemnification Payments. . . . . . . . . . . . . . . . . . . . . . .24
     3.5 Limitation on Indemnification Obligations.. . . . . . . . . . . . . .24
     3.6 Indemnification of Directors and Officers . . . . . . . . . . . . . .25

ARTICLE IV ACCESS TO INFORMATION . . . . . . . . . . . . . . . . . . . . . . .26
     4.1 Provision of Corporate Records. . . . . . . . . . . . . . . . . . . .26
     4.2 Access to Information . . . . . . . . . . . . . . . . . . . . . . . .27
     4.3 Reimbursement; Other Matters. . . . . . . . . . . . . . . . . . . . .27
     4.4 Confidentiality . . . . . . . . . . . . . . . . . . . . . . . . . . .27
     4.5 Privileged Matters. . . . . . . . . . . . . . . . . . . . . . . . . .28
     4.6 Ownership of Information. . . . . . . . . . . . . . . . . . . . . . .30
     4.7 Limitation of Liability.. . . . . . . . . . . . . . . . . . . . . . .30
     4.8 Other Agreements Providing for Exchange of Information. . . . . . . .30

ARTICLE V ADMINISTRATIVE SERVICES. . . . . . . . . . . . . . . . . . . . . . .30
     5.1 Performance of Services . . . . . . . . . . . . . . . . . . . . . . .30
     5.2 Independence. . . . . . . . . . . . . . . . . . . . . . . . . . . . .30
     5.3 Non-exclusivity . . . . . . . . . . . . . . . . . . . . . . . . . . .31

ARTICLE VI DISPUTE RESOLUTION. . . . . . . . . . . . . . . . . . . . . . . . .31
     6.1 Negotiation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31

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     6.2 Arbitration . . . . . . . . . . . . . . . . . . . . . . . . . . . . .31
     6.3 Continuity of Service and Performance . . . . . . . . . . . . . . . .32
     6.4 Tax Matters Agreement Consents. . . . . . . . . . . . . . . . . . . .32

ARTICLE VII INSURANCE. . . . . . . . . . . . . . . . . . . . . . . . . . . . .32
     7.1 Policies and Rights Included Within Assets; Assignment of Policies. .32
     7.2 Post-Distribution Date Claims . . . . . . . . . . . . . . . . . . . .33
     7.3 Administration; Other Matters.. . . . . . . . . . . . . . . . . . . .33
     7.4 Agreement for Waiver of Conflict and Shared Defense . . . . . . . . .35
     7.5 Cooperation . . . . . . . . . . . . . . . . . . . . . . . . . . . . .35

ARTICLE VIII MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . . . . . . .35
     8.1 Complete Agreement; Construction. . . . . . . . . . . . . . . . . . .35
     8.2 Ancillary Agreements. . . . . . . . . . . . . . . . . . . . . . . . .35
     8.3 Counterparts. . . . . . . . . . . . . . . . . . . . . . . . . . . . .35
     8.4 Survival of Agreements. . . . . . . . . . . . . . . . . . . . . . . .36
     8.5 Expenses. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
     8.6 Notices . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
     8.7 Waivers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .36
     8.8 Amendments. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
     8.9 Assignment. . . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
     8.10 Successors and Assigns . . . . . . . . . . . . . . . . . . . . . . .37
     8.11 Termination. . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
     8.12 Subsidiaries . . . . . . . . . . . . . . . . . . . . . . . . . . . .37
     8.13 No Third Party Beneficiaries . . . . . . . . . . . . . . . . . . . .37
     8.14 Title and Headings . . . . . . . . . . . . . . . . . . . . . . . . .38
     8.15 Exhibits and Schedules . . . . . . . . . . . . . . . . . . . . . . .38
     8.16 Governing Law. . . . . . . . . . . . . . . . . . . . . . . . . . . .38
     8.17 Consent to Jurisdiction. . . . . . . . . . . . . . . . . . . . . . .38
     8.18 Severability . . . . . . . . . . . . . . . . . . . . . . . . . . . .38


Schedule            Description of Schedule
--------            -----------------------
1.1(o)              Conveyancing and Assumption Instruments

1.1(g)              Debt Realignment Plan

1.1(ff)             List of Divested Business Entities Relating to Arbitron
                    Business

1.1(gg)             December 31, 1999 Media Information Balance Sheet

1.1(ii)(iii)        Government Contracts Exclusively Relating to Media
                    Information Business

1.1(ii)(iv)         Lease Agreements Relating to Media Information Business

1.1(ll) List of Certain Liabilities to remain with the Corporation after Spin-off.

1.1(ll)A            List of Certain Liabilities to be Assumed by New Ceridian

2.8(a) Guarantees where Corporation (Arbitron Inc.) is to be removed as a Guarantor

2.8(b) Guarantees where New Ceridian is to be removed as a guarantor of a Media Information Liability

7.3(b)              Allocation of deductible with respect to Shared Insurance
                    Policies

7.3(e)              Allocation of deductible for Workers' Compensation,
                    General Liability and Automotive Liability Claims.

8.5                 Allocation of Expenses.


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                               DISTRIBUTION AGREEMENT

DISTRIBUTION AGREEMENT, dated as of ________ ___, 200_, between CERIDIAN CORPORATION, a Delaware corporation to be renamed Arbitron Inc. (the "Corporation" or "Ceridian") and New Ceridian Corporation, a Delaware corporation to be renamed Ceridian Corporation ("New Ceridian").

WHEREAS, Ceridian, acting through its direct and indirect subsidiaries and divisions, currently conducts the Human Resources Business (as hereinafter defined), the Comdata Business (as hereinafter defined) and the Media Information Business (as hereinafter defined);

WHEREAS, the Board of Directors of Ceridian has determined that it is appropriate, desirable and in the best interests of the holders of shares of common stock, par value $.50 per share, of Ceridian (the "Ceridian Common Stock"), as well as of Ceridian and its businesses, to reorganize Ceridian by:
(i) separating from Ceridian the Human Resources Business and the Comdata Business by (a) causing the Human Resources Business and the Comdata Business to be owned and conducted, directly or indirectly, by New Ceridian and its subsidiaries and (b) causing the Media Information Business to continue to be owned and conducted, directly or indirectly by, Ceridian and its remaining subsidiaries; and (ii) distributing, following consummation of such separation and division, as a dividend to the holders of Ceridian Common Stock all of the outstanding shares of common stock, $.01 par value, of New Ceridian (the "New Ceridian Common Shares"); and

WHEREAS, the Board of Directors of Ceridian has determined it appropriate and desirable to change the name of Ceridian to Arbitron Inc. and to cause the name of New Ceridian to be changed to Ceridian Corporation; and

WHEREAS, each of Ceridian and New Ceridian has determined that it is necessary and desirable to set forth the principal corporate transactions required to effect such separation, division and distribution and to set forth other agreements that will govern certain other matters prior to and following such separation, division and distribution.

NOW, THEREFORE, in consideration of the mutual agreements, provisions and covenants contained in this Agreement, the parties hereby agree as follows:

                                     ARTICLE I
                                    DEFINITIONS

1.1 GENERAL. As used in this Agreement, the following terms shall have the following meanings:

       (a) "Action" shall mean any action, suit, arbitration, inquiry, proceeding or investigation by or before any court, any governmental or other regulatory or administrative agency, body or commission or any arbitration tribunal or any claim brought pursuant to the Corporation's internal grievance procedures.

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       (b)    "Affiliate" shall mean, when used with respect to a specified person, another person that controls, is controlled by, or is under common control with the person specified. As used herein, "control" means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such person, whether through the ownership of voting securities or other interests, by contract or otherwise.

       (c)    "Agent" shall mean The Bank of New York.

       (d)    "Agreement Disputes" shall have the meaning set forth in Section
       6.1.

       (e) "Ancillary Agreements" shall mean all of the written agreements, instruments, assignments or other arrangements (other than this Agreement) entered into in connection with the transactions contemplated hereby, including, without limitation, the Conveyancing and Assumption Instruments, the Personnel Agreement, the Tax Matters Agreement and the Transition Services Agreement.

       (f) "Arbitron Business" means (a) the provision of media and marketing research services to broadcasters, advertising agencies, advertisers, on-line webcasters and cable television in the United States, the United Kingdom, Japan and Mexico; (b) through a joint venture the provision of media audience and consumer retail behavior research services to cable systems, television broadcasters, magazines, and newspapers; and (c) the provision of application software used to access and analyze media audience information and through a joint venture software applications to access and analyze consumer retail behavior and media usage.

       (g) "Assets" shall mean assets, properties and rights (including goodwill), wherever located (including in the possession of vendors or other third parties or elsewhere), whether real, personal or mixed, tangible, intangible, choate or inchoate or contingent, in each case whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any person, including, without limitation, the following:

              (i) all accounting and other books, records and files whether in paper, microfilm, microfiche, computer tape or disc, magnetic tape or any other form;

              (ii) all apparatus, computers and other electronic data processing equipment, fixtures, machinery, equipment, furniture, office equipment, automobiles, trucks, aircraft and other transportation equipment, special and general tools, test devices, prototypes and models and other tangible personal property;

              (iii) all inventories of materials, parts, raw materials, supplies, work-in-process and finished goods and products;

              (iv) all interests in real property of whatever nature, including easements, whether as owner, mortgagee or holder of a Security Interest in real property, lessor, sublessor, lessee, sublessee or otherwise;

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

              (v) all interests in any capital stock or other equity interests of any Subsidiary or any other person, all bonds, notes, debentures or other securities issued by any Subsidiary or any other person, all loans, advances or other extensions of credit or capital contributions to any Subsidiary or any other person and all other investments in securities of any person;

              (vi) all license agreements, leases of personal property, open purchase orders for raw materials, supplies, parts or services, unfilled orders for the manufacture and sale of products and other contracts, agreements or commitments;

              (vii) all deposits, letters of credit and performance and surety bonds;

              (viii) all written technical information, data, specifications, research and development information, engineering drawings, operating and maintenance manuals, and materials and analyses prepared by consultants and other third parties;

              (ix) all domestic and foreign patents, copyrights, trade names, trademarks, service marks and registrations and applications for any of the foregoing, mask works, trade secrets, inventions, data bases, other proprietary information and licenses from third persons granting the right to use any of the foregoing;

              (x) all computer applications, programs and other software, including operating software, network software, firmware, middleware, design software, design tools, systems documentation and instructions;

              (xi) all cost information, sales and pricing data, customer prospect lists, supplier records, customer and supplier lists, customer and vendor data, correspondence and lists, product literature, artwork, design, development and manufacturing files, vendor and customer drawings, formulations and specifications, quality records and reports and other books, records, studies, surveys, reports, plans and documents;

              (xii) all prepaid expenses, trade accounts and other accounts and notes receivable;

              (xiii) all rights under contracts or agreements, all claims or rights against any person arising from the ownership of any asset, all rights in connection with any bids or offers and all claims, choices in action or similar rights, whether accrued or contingent;

              (xiv) all rights under insurance policies and all rights in the nature of insurance, indemnification or contribution;

              (xv) all licenses, permits, approvals and authorizations which have been issued by any Governmental Authority;

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

              (xvi) cash or cash equivalents, bank accounts, lock boxes and other deposit arrangements; and

              (xvii) interest rate, currency, commodity or other swap, collar, cap or other hedging or similar agreements or arrangements.

       (h)    "Assignee" shall have the meaning set forth in Section 2.1(f).

       (i) "Business Entity" shall mean any corporation, partnership, limited liability company or other entity which may legally hold title to Assets.

       (j) "Claims Administration" shall mean the processing of claims made under the Shared Policies, including, without limitation, the reporting of claims to the insurance carriers and the management of the defense of claims.

       (k) "Code" shall mean the Internal Revenue Code of 1986, as amended, and the Treasury regulations promulgated thereunder, including any successor legislation.

       (l) "Ceridian Common Stock" shall have the meaning set forth in the recitals hereto.

       (m) "Comdata Business" means (a) the provision of transaction processing and decision support services to the transportation industry (primarily trucking companies, truck stops and truck drivers, including both the long haul and local fleets in the United States) involving the use of a proprietary funds transfer card which facilitates truck driver transactions and provides transaction control and trip information for trucking companies and (b) the provision of transaction processing and decision support services to other industries, including retail, temporary staffing, and university sectors, primarily involving the use of electronic cash cards for employee payroll and expense disbursements and debit cards used as gift cards and retail promotions.

       (n)    "Commission" shall mean the U.S. Securities and Exchange
       Commission.

       (o) "Conveyancing and Assumption Instruments" shall mean, collectively, the various agreements, instruments and other documents heretofore entered into and to be entered into to effect the transfer of Assets and the assumption of Liabilities in the manner contemplated by this Agreement, or otherwise arising out of or relating to the transactions contemplated by this Agreement, which shall be in substantially the forms attached hereto as Schedule 1.1(o) for transfers to be effected pursuant to Minnesota law or the laws of one of the other states of the United States, or, if not appropriate for a given transfer, and for transfers to be effected pursuant to non-U.S. laws, shall be in such other form or forms as the parties agree and as may be required by the laws of such non-U.S. jurisdictions.

       (p) "Corporation" or "Ceridian" shall mean Ceridian Corporation, a Delaware corporation, which will change its name in connection with the Distribution to "Arbitron Inc."

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       (q)    "Debt Realignment Plan" means the repayment, realignment,
       refinancing, exchange and/or modification of certain debt of the Corporation as described in Schedule 1.1(q) hereto.

       (r) "Distribution" shall mean the distribution on the Distribution Date to holders of record of shares of Ceridian Common Stock as of the Distribution Record Date of the New Ceridian Common Shares owned by the Corporation on the basis of one New Ceridian Common Share for each outstanding share of Ceridian Common Stock.

       (s)    "Distribution Date" shall mean ___________, 2001.

       (t) "Distribution Record Date" shall mean as of the close of business of such date as may be determined by the Corporation's Board of Directors as the record date for the Distribution.

       (u) "Effective Time" shall mean immediately prior to the midnight, New York time, ending the 24-hour period comprising the Distribution Date.

       (v) "Governmental Authority" shall mean any federal, state, local, foreign or international court, government, department, commission, board, bureau, agency, official or other regulatory, administrative or governmental authority.

       (w) "Human Resources Business" means the provision of products, software and services (including, without limitation, transaction-oriented administrative services and software products, primarily in areas such as payroll processing and tax filing, as well as management support software and services such as benefits administration, qualified plan administration, skills management, regulatory compliances, employee training, work-life effectiveness and employee assistance programs) to employers located in the United States, Canada and the United Kingdom.

       (x) "Indemnifiable Losses" shall mean any and all losses, liabilities, claims, damages, demands, costs or expenses (including, without limitation, reasonable and documented attorneys' fees and any and all out-of-pocket expenses) reasonably incurred in investigating, preparing for or defending against any Actions or potential Actions or in settling any Action or potential Action or in satisfying any judgment, fine or penalty rendered in or resulting from any Action.

       (y)    "Indemnifying Party" shall have the meaning set forth in Section
       3.3.

       (z)    "Indemnitee" shall have the meaning set forth in Section 3.3.

       (aa) "Information Statement" shall mean the Information Statement sent to the holders of shares of Ceridian Common Stock in connection with the Distribution, including any amendment or supplement thereto.

       (bb) "Insurance Administration" shall mean, with respect to each Shared Policy, the accounting for premiums, retrospectively-rated premiums, defense costs, indemnity payments, deductibles and retentions, as appropriate, under the terms and conditions of each of the Shared Policies; and the reporting to excess insurance carriers of any losses or claims which may cause the per occurrence, per claim or aggregate limits of any Shared Policy to be exceeded, and the distribution of Insurance Proceeds as contemplated by this Agreement.

       (cc) "Insurance Proceeds" shall mean those monies (i) received by an insured from an insurance carrier or (ii) paid by an insurance carrier on behalf of an insured, in either case net of any applicable premium adjustment, retrospectively-rated premium, deductible, retention, or cost of reserve paid or held by or for the benefit of such insured.

       (dd) "Insured Claims" shall mean those Liabilities that, individually or in the aggregate, are covered within the terms and conditions of any of the Shared Policies, whether or not subject to deductibles, co-insurance, uncollectibility or retrospectively-rated premium adjustments.

       (ee) "Liabilities" shall mean any and all losses, claims, charges, debts, demands, actions, causes of action, suits, damages, obligations, payments, costs and expenses, sums of money, accounts, reckonings, bonds, specialties, indemnities and similar obligations, exonerations, covenants, contracts, controversies, agreements, promises, doings, omissions, variances, guarantees, make whole agreements and similar obligations, and other liabilities, including all contractual obligations, whether absolute or contingent, matured or unmatured, liquidated or unliquidated, accrued or unaccrued, known or unknown, whenever arising, and including those arising under any law, rule, regulation, Action, threatened or contemplated Action (including the costs and expenses of demands, assessments, judgments, settlements and compromises relating thereto and attorneys' fees and any and all costs and expenses, whatsoever reasonably incurred in investigating, preparing or defending against any such Actions or threatened or contemplated Actions), order or consent decree of any governmental or other regulatory or administrative agency, body or commission or any award of any arbitrator or mediator of any kind, and those arising under any contract, commitment or undertaking, including those arising under this Agreement or any Ancillary Agreement, in each case, whether or not recorded or reflected or required to be recorded or reflected on the books and records or financial statements of any person.

       (ff)   "Media Information Assets" shall mean:

              (i) the ownership interests in Arbitron Holdings Inc., Arbitron Inc., CSW Research Limited, Ceridian Infotech (India) Private Limited, and Euro Fieldwork Limited;

              (ii) any Assets reflected on the Media Information Balance Sheet or the accounting records supporting such balance sheet and any Assets acquired by or for any member of the Media Information Group subsequent to the date of such balance sheet which, had they been so acquired on or before such date and owned as of such date, would have been reflected on such balance sheet if prepared on a

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              consistent basis, subject to any dispositions of any of such
              Assets subsequent to the date of such balance sheet;

              (iii) subject to Article VII, any rights of any member of the Media Information Group under any of the Policies, including any rights thereunder arising from and after the Effective Time in respect of any Policies that are occurrence policies;

              (iv) any Media Information Contracts, any rights or claims arising thereunder, and any other rights or claims or contingent rights or claims primarily relating to or arising from any Media Information Asset or the Media Information Business;

              (v) the Corporation's ownership interest in the Scarborough Research Partnership; and

              (vi) all Assets of the Corporation used exclusively in the Arbitron Business.

              Notwithstanding the foregoing, the Media Information Assets shall not in any event include:

                     (A) any Assets primarily relating to or used in any terminated or divested Business Entity, business or operation formerly owned or managed by or associated with the Corporation or any Media Information Business, except for those Assets primarily relating to or used in those Business Entities, businesses or operations listed on
                     Schedule 1.1(ff); or

                     (B) any and all Assets that are contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Assets to be transferred or conveyed to any member of the New Ceridian Group.

              In the event of any inconsistency or conflict which may arise in the application or interpretation of any of the foregoing provisions, for the purpose of determining what is and is not a Media Information Asset, any item explicitly included on a Schedule referred to in this Section 1.l(ff) shall take priority over any provision of the text hereof.

       (gg) "Media Information Balance Sheet" shall mean the audited balance sheet of the Media Information Business, including the notes thereto, as of December 31, 1999, set forth as Schedule 1.1 (gg) hereto.

       (hh)   "Media Information Business" shall mean (i) the Arbitron Business,
       (ii) the businesses of the members of the Media Information Group, (iii) any other business conducted by the Corporation or any Subsidiary of the Corporation primarily through the use of the Media Information Assets,
       (iv) the businesses of Business Entities acquired or established by or for the Media Information Group after the date of this Agreement and (v) the business of the Corporation from and after the Effective Time.

       (ii) "Media Information Contracts" shall mean the following contracts and agreements to which the Corporation or any of its Affiliates is a party or by which it or any of its Affiliates or any of their respective Assets is bound, whether or not in writing, except for any such contract or agreement that is not expressly contemplated to be transferred or assigned to the Corporation or any member of the Media Information Group prior to the Effective Time, or to remain with the Corporation, or any member of the Media Information Group subsequent to the Effective Time, pursuant to any provision of this Agreement or any Ancillary Agreement:

              (i) any contract or agreement entered into in the name of, or expressly on behalf of, any division, business unit or member of the Media Information Group;

              (ii) any contract or agreement that relates exclusively to the Media Information Business;

              (iii) federal, state and local government and other contracts and agreements that are listed or described on Schedule l.1(ii) (iii) and any other government contracts or agreements entered into after the date hereof and prior to the Effective Time that relate exclusively to the Media Information Business;

              (iv) any contract or agreement representing capital or operating equipment lease obligations reflected on the Media Information Balance Sheet, including obligations as lessee under those contracts or agreements listed on Schedule 1.l(ii)(iv);

              (v) any contract or agreement that is otherwise expressly contemplated pursuant to this Agreement or any of the Ancillary Agreements to be transferred or assigned to the Corporation or any member of the Media Information Group prior to the Effective Time or to remain with the Corporation or any member of the Media Information Group subsequent to the Effective Time; and

              (vi) any guarantee, indemnity, representation or warranty of any member of the Media Information Group.

       (jj) "Media Information Group" shall mean (i) Arbitron Holdings Inc., Arbitron Inc., CSW Research Limited, Ceridian Infotech (India) Private Limited, and Euro Fieldwork Limited, and (ii) the Corporation from and after the Effective Time.

       (kk) "Media Information Indemnitees" shall mean each member of the Media Information Group, each of their respective present and former directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing.

       (ll)   "Media Information Liabilities" shall mean:

              (i) any and all Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto, including

              Schedule l.1(ll) hereto) as Liabilities to remain with the Corporation or any member of the Media Information Group subsequent to the Effective Time, and all agreements, obligations and Liabilities of the Corporation or any member of the Media Information Group under this Agreement or any of the Ancillary Agreements;

              (ii) all Liabilities (other than Taxes and any employee-related Liabilities subject to the provisions of the Tax Matters Agreement and the Personnel Agreement, respectively), primarily relating to, arising out of or resulting from:

                     (A) the operation of the Media Information Business, as conducted at any time prior to, on or after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such person's authority));

                     (B) the operation of any business conducted by the Corporation or any Subsidiary of the Corporation at any time from and after the Effective Time (including any Liability relating to, arising out of or resulting from any act or failure to act by any director, officer, employee, agent or representative (whether or not such act or failure to act is or was within such person's authority)); or

                     (C) any Media Information Assets; whether arising before, on or after the Effective Time;

              (iii) all Liabilities reflected as liabilities or obligations on the Media Information Balance Sheet or the accounting records supporting such balance sheet, and all Liabilities arising or assumed after the date of such balance sheet which, had they arisen or been assumed on or before such date and been retained as of such date, would have been reflected on such balance sheet, subject to any discharge of such Liabilities subsequent to the date of the Media Information Balance Sheet; and

              (iv) those Liabilities allocated to the Corporation pursuant to the Debt Realignment Plan;

              Notwithstanding the foregoing, the Media Information Liabilities shall not include:

                     (A) any Liabilities that are expressly contemplated by this Agreement or any Ancillary Agreement (or the Schedules hereto or thereto) as Liabilities to be assumed by New Ceridian or any member of the New Ceridian Group, including any Liabilities set forth in Schedule 1.l(ll)(A);

                     (B) any Liabilities primarily relating to, arising out of or resulting from any terminated or divested Business Entity, business or operation formerly owned or managed by or associated with the Corporation except for Liabilities primarily relating to, arising out of or resulting from any Business Entities, businesses or operations formerly owned or managed by or associated with the Media Information Group or the Media Information Business;

                     (C) all agreements and obligations of any member of the New Ceridian Group under this Agreement or any of the Ancillary Agreements; or

                     (D) any contingent liabilities to Bear, Stearns & Co. Inc. in connection with its role as financial advisor to the Corporation in connection with the Distribution other than contingent Liabilites relating to material misstatements or omissions relating to the Arbitron business or the business of the members of the Media Information Group which Liabilities, if any, will remain Liabilities of the Corporation from and after the Effective Time.

       (mm) "Media Information Policies" shall mean all Policies, current or past, which are owned or maintained by or on behalf of the Corporation or any Subsidiary of the Corporation immediately prior to the Effective Time, which do not relate to the New Ceridian Business.

       (nn) "New Ceridian Assets" means, collectively, all the rights and Assets owned or held by the Corporation or any Subsidiary of the Corporation immediately prior to the Effective Time, except the Media Information Assets.

       (oo) "New Ceridian Business" means each and every business conducted at any time by Ceridian or any Subsidiary of Ceridian prior to the Distribution Date (including, without limitation, the Human Resources Business and the Comdata Business), except the Media Information Business.

       (pp) "New Ceridian Common Shares" shall have the meaning set forth in the recitals hereto.

       (qq) "New Ceridian Contracts" shall mean all the contracts and agreements to which the Corporation or any of its Affiliates is a party or by which it or any of its Affiliates is bound immediately prior to the Effective Time, except the Media Information Contracts.

       (rr) "New Ceridian Group" shall mean New Ceridian and each Person (other than any member of the Media Information Group) that is a Subsidiary of the Corporation immediately prior to the Effective Time.

       (ss) "New Ceridian Indemnitees" shall mean New Ceridian, each member of the New Ceridian Group, each of their respective present and former directors, officers, employees and agents and each of the heirs, executors, successors and assigns of any of the foregoing, except the Media Information Indemnitees, as well as any present and former directors, officers, employees and agents of the Corporation prior to the Effective Time and each of their heirs, executors, successors and assigns.

       (tt) "New Ceridian Liabilities" shall mean collectively, all Liabilities allocated to New Ceridian pursuant to the Debt Realignment Plan and all obligations and Liabilities of the Corporation or any Subsidiary of the Corporation immediately prior to the Effective Time, except the Media Information Liabilities.

       (uu) "New Ceridian Policies" shall mean all Policies, current or past, which are owned or maintained by or on behalf of the Corporation or any Subsidiary of the Corporation immediately prior to the Effective Time which do not relate to the Media Information Business and which Policies are either maintained by New Ceridian or a member of the New Ceridian Group or are assignable to New Ceridian or a member of the New Ceridian Group.

       (vv) "Person" shall mean any natural person, Business Entity, corporation, business trust, joint venture, association, company, partnership, other entity or government, or any agency or political subdivision thereof.

       (ww) "Personnel Agreement" shall mean the Personnel Agreement between the Corporation and New Ceridian.

       (xx) "Policies" shall mean insurance policies and insurance contracts of any kind (other than life and benefits policies or contracts), including, without limitation, primary, excess and umbrella policies, comprehensive general liability policies, director and officer liability, fiduciary liability, automobile, aircraft, property and casualty, workers' compensation and employee dishonesty insurance policies, bonds and self insurance and captive insurance company arrangements, together with the rights, benefits and privileges thereunder.

       (yy)   "Provider" shall have the meaning set forth in Section 5.1.

       (zz)   "Recipient" shall have the meaning set forth in Section 5.1.

       (aaa)  "Records" shall have the meaning set forth in Section 4.1.

       (bbb)  "Rules" shall have the meaning set forth in Section 6.2.

       (ccc) "Security Interest" shall mean any mortgage, security interest, pledge, lien, charge, claim, option, right to acquire, voting or other restriction, right-of-way, covenant, condition, easement, encroachment, restriction on transfer, or other encumbrance of any nature whatsoever.

       (ddd) "Shared Policies" shall mean all Policies, current or past, which are owned or maintained by or on behalf of the Corporation or any Subsidiary of the Corporation immediately prior to the Effective Time which relate to the New Ceridian Business and the Media Information Business.

       (eee) "Subsidiary" shall mean any corporation, partnership, limited liability company or other entity of which another entity (i) owns, directly or indirectly, ownership interests sufficient to elect a majority of the Board of Directors (or persons performing similar functions) (irrespective of whether at the time any other class or classes of ownership interests of such corporation, partnership, limited liability company or other entity shall or might have such voting power upon the occurrence of any contingency) or (ii) is a general partner or an entity performing similar functions (e.g., a trustee).

       (fff)  "Tax" shall have the meaning set forth in the Tax Matters
       Agreement.

       (ggg) "Tax Matters Agreement" shall mean the Tax Matters Agreement between the Corporation and New Ceridian.

       (hhh)  "Third Party Claim" shall have the meaning set forth in Section
       3.3.

       (iii) "Transition Services Agreement" shall mean the Transition Services Agreement among the Corporation and New Ceridian.

1.2 REFERENCES; INTERPRETATION. References in this Agreement to any gender include references to all genders, and references to the singular include references to the plural and vice versa. The words "include", "includes" and "including" when used in this Agreement shall be deemed to be followed by the phrase "without limitation". Unless the context otherwise requires, references in this Agreement to Articles, Sections, Exhibits and Schedules shall be deemed references to Articles and Sections of, and Exhibits and Schedules to, such Agreement. Unless the context otherwise requires, the words "hereof", "hereby" and "herein" and words of similar meaning when used in this Agreement refer to this Agreement in its entirety and not to any particular Article, Section or provision of this Agreement.

                                     ARTICLE II
               DISTRIBUTION AND OTHER TRANSACTIONS; CERTAIN COVENANTS

2.1    THE TRANSFER, THE DISTRIBUTION AND OTHER TRANSACTIONS.

       (a)    CERTAIN TRANSACTIONS.  On or prior to the Distribution Date:

              (i) The Corporation shall, on behalf of itself and its Subsidiaries, transfer or cause to be transferred to New Ceridian, effective prior to or as of the Effective Time, all of the Corporation's and its Subsidiaries' right, title and interest in the New Ceridian Assets. Notwithstanding anything in this Agreement to the contrary, the Corporation shall contribute to New Ceridian all cash in the Corporation's accounts other than an amount up to a maximum of $25 million (which maximum amount may be decreased prior to the Effective Time as determined by the Chief Financial Officer of the Corporation as directed by the Board of Directors of the Corporation) and any cash borrowed by the Corporation under the Credit Agreement entered into by the Corporation with the Bank of America and various other lenders, on or after November 15, 2000.

              (ii) Except as otherwise specifically set forth in any Ancillary Agreement, from and after the Effective Time, (a) the Corporation shall, and shall cause each member of the Media Information Group to, pay, perform and discharge in due course all Media Information Liabilities to the extent incurred by the Corporation or such member of the Media Information Group and (b) New Ceridian shall, and shall cause each member of the New Ceridian Group to, assume, pay, perform and discharge in due course all New Ceridian Liabilities in accordance with Section 2.1(a)(iii).

              (iii) New Ceridian shall be entitled to designate the Business Entity within the New Ceridian Group (A) to which any New Ceridian Assets are to be transferred and (B) which assumes or is obligated for any New Ceridian Liabilities, in each case pursuant to this Section 2.1(a).

              (iv) The Corporation shall cause CSW Research Limited, which is presently an indirect second-tier, wholly-owned Subsidiary of the Corporation, to become a direct wholly-owned Subsidiary of the Corporation.

       (b) ISSUANCE OF NEW CERIDIAN COMMON SHARES. In exchange for, and at the time of, the contribution of the New Ceridian Assets and the assumption of the New Ceridian Liabilities, New Ceridian shall issue that number of New Ceridian Common Shares equal to the number of shares of Ceridian Common Shares outstanding on the Distribution Record Date, less any shares of Ceridian Common Stock forfeited by employees of the Corporation in connection with the Distribution.

       (c) CHARTERS; BY-LAWS. On or prior to the Distribution Date, all necessary actions shall have been taken to provide for the adoption of the form of Amended and Restated Certificate of Incorporation and Amended and Restated By-laws in substantially the form filed by New Ceridian with the Commission as exhibits to New Ceridian's Registration Statement on Form 10 (the "Form 10").

       (d) DIRECTORS. On or prior to the Distribution Date, the Corporation as the sole stockholder of New Ceridian, shall have taken all necessary action on or prior to the Distribution Date to cause the Board of Directors of New Ceridian to consist of the individuals identified in the Information Statement as directors of New Ceridian.

       (e) CERTAIN LICENSES AND PERMITS. Without limiting the generality of the obligations set forth in Section 2.1(a), on or prior to the Distribution Date or as soon as reasonably practicable thereafter all transferable licenses, permits and authorizations issued by any Governmental Authority which do not relate primarily to the Media Information Business but which are held in the name of the Corporation or any member of the Media Information Group, or in the name of any employee, officer, director, stockholder or agent of the Corporation or any such member, or otherwise, on behalf of a member of the New Ceridian Group shall be duly and validly transferred or caused to be transferred by the Corporation to the appropriate member of the New Ceridian Group.

       (f) TRANSFER OF AGREEMENTS. Without limiting the generality of the obligations set forth in Section 2.1(a), on or prior to the Distribution Date or as soon as reasonably practicable thereafter:

              (i) the Corporation hereby agrees that, subject to the limitations set forth in this Section 2.1(f), it will, and it will cause each member of the Media Information Group to, assign, transfer and convey to the appropriate member of the New Ceridian Group all of the Corporation's or such member of the Media Information Group's respective right, title and interest in and to any and all New Ceridian Contracts;

              (ii) subject to the provisions of this Section 2.1(f), any agreement to which any of the parties hereto or any of their Subsidiaries is a party that inures to the benefit of both the Media Information Business and the New Ceridian Business shall be assigned in part by the Corporation or New Ceridian, as appropriate, so that each party shall be entitled to the rights and benefits inuring to its business under such agreement; and

              (iii) the assignee of any agreement assigned, in whole or in part, hereunder (an "Assignee") shall assume and agree to pay, perform, and fully discharge all obligations of the assignor under such agreement or, in the case of a partial assignment under paragraph (f) (ii), such Assignee's related portion of such obligations as determined in accordance with the terms of the relevant agreement, where determinable on the face thereof, and otherwise as determined in accordance with the practice of the parties prior to the Distribution.

       (g) CONSENTS. The parties hereto shall use their commercially reasonable efforts to obtain required consents to transfer and/or assignment of licenses, permits and authorizations of Governmental Authorities and of agreements hereunder. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any agreement, in whole or in part, or any rights thereunder if the agreement to assign or attempt to assign, without the consent of a third party, would constitute a breach thereof or in any way adversely affect the rights of the assignor or Assignee thereof. Until such consent is obtained, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of any party hereto so that the intended Assignee would not, in fact, receive all such rights, the parties will cooperate with each other in any arrangement designed to provide for the intended Assignee the benefits of, and to permit the intended Assignee to assume liabilities under, any such agreement.

       (h) DELIVERY OF SHARES TO AGENT. The Corporation shall deliver to the Agent the share certificates representing the New Ceridian Common Shares issued to the Corporation by New Ceridian pursuant to Section 2.1(b), endorsed in blank, and shall instruct the Agent to distribute, on or as soon as practicable following the Distribution Date, to each holder of record of Ceridian Common Stock on the Distribution Record Date a certificate or certificates representing one share of New Ceridian Common Stock for each share of

       Ceridian Common Stock so held. New Ceridian shall provide all share certificates that the Agent shall require in order to effect the Distribution.

       (i)    CERTAIN LIABILITIES.  For purposes of this Agreement, including
       Article III hereof, New Ceridian agrees with the Corporation that any and all Liabilities arising from or based upon "controlling person" liability relating to the Form 10 filed by New Ceridian shall be deemed to be New Ceridian Liabilities and not Media Information Liabilities; provided however, the foregoing provisions of this sentence shall not apply to any Liabilities arising from or based upon material misstatements or omissions relating to the Arbitron Business or the business of the members of the Media Information Group which Liabilities, if any, will remain Liabilities of the Corporation from and after the Effective Time. Notwithstanding anything in this Agreement to the contrary, in the event there is a Liability arising at the Effective Time and directly and solely resulting from the Distribution or the transactions referred to in Sections 2.1(a)(i) or 2.1(a)(ii) that is not otherwise specifically allocated to the Corporation or New Ceridian pursuant to the terms of this Distribution Agreement or the terms of any Ancillary Agreement, such Liability shall be shared by the Corporation and New Ceridian on an equal (i.e., 50/50) basis.

       (j) DEBT REALIGNMENT PLAN. The Corporation and New Ceridian shall each use commercially reasonable efforts so that, immediately prior to the Distribution, the Debt Realignment Plan has been effected in accordance with such plan.

       (k) OTHER TRANSACTIONS. On or prior to the Distribution Date, each of the Corporation and New Ceridian shall consummate those other transactions in connection with the Distribution that are contemplated by the ruling request submissions by the Corporation to the Internal Revenue Service in respect of the ruling granted in November 2000, and not specifically referred to in subparagraphs (a)-(j) above. After the Distribution Date, each of the Corporation and New Ceridian will exercise good faith commercially reasonable efforts to consummate as promptly as practicable all other transactions which must be consummated in order fully to complete the Distribution and any of the transactions contemplated hereby or by any of the Ancillary Agreements.

2.2 CERIDIAN BOARD ACTION; CONDITIONS PRECEDENT TO THE DISTRIBUTION. Ceridian's Board of Directors shall, in its sole discretion, establish the Distribution Record Date and the Distribution Date and any appropriate procedures in connection with the Distribution. In no event shall the Distribution occur unless the following conditions shall, unless waived by Ceridian in its sole discretion, have been satisfied:

       (a)    the Form 10 shall have been declared effective under the Exchange
       Act;

       (b) Ceridian shall have entered into agreements satisfactory to Ceridian in its sole discretion for the financing necessary to consummate the Distribution and the related transactions and Ceridian shall have received the requisite funds pursuant to such financing agreements;

       (c) New Ceridian's Board of Directors, as named in the Form 10, shall have been elected by Ceridian, as sole stockholder of New Ceridian, and the New Ceridian Amended and Restated Certificate and the New Ceridian Amended and Restated Bylaws shall be in effect;

       (d) the New Ceridian Common Stock shall have been approved for listing on the New York Stock Exchange, subject to official notice of issuance;

       (e) Ceridian's Board of Directors shall have formally approved the Distribution and shall not have abandoned, deferred or modified the Distribution at any time prior to the Distribution Date;

       (f) the IRS Ruling shall be in full force and effect and shall not have been modified and the representations made to the IRS therein shall be true in all material respects;

       (g) the transaction's transfer of assets and assumption of liabilities as contemplated by Article II shall have been consummated in all material respects and each of the Ancillary Agreements, in form and substance satisfactory to Ceridian, shall have been executed by the parties thereto and each of the transactions contemplated by the Ancillary Agreements to be consummated on or prior to the Distribution Date shall have been consummated;

       (h) no preliminary or permanent injunction or other order, decree or ruling issued by a court of competent jurisdiction or by a government, regulatory or administrative agency or commission, and no statute, rule, regulation or executive order promulgated or enacted by any Governmental Authority, shall be in effect preventing the payment of the Distribution; and

       (i) the Board of Directors of Ceridian shall have received an opinion satisfactory to the Board of Directors of Ceridian relating to the solvency of each of New Ceridian and Ceridian and any other opinions referred to in the Information Statement;

PROVIDED that the satisfaction of such conditions shall not create any obligation on the part of Ceridian to effect the Distribution or in any way limit Ceridian's power of termination set forth in Section 8.11 or alter the consequences of any such termination from those specified in such Section.


2.3    [INTENTIONALLY OMITTED]

2.4    [INTENTIONALLY OMITTED]

2.5    RESIGNATIONS.

       (a) Subject to Section 2.5(b), the Corporation shall cause all their employees who will be in the Media Information Group to resign, effective as of the Distribution Date, from all positions as officers or directors of any member of the New Ceridian Group in which they serve, and New Ceridian shall cause all its employees to resign, effective as of the Effective Time, from all positions as officers or directors of the Corporation or any members of the Media Information Group in which they serve.

       (b) No person shall be required by any party hereto to resign from any position or office with another party hereto if such person is disclosed in the Information Statement as the person who is to hold such position or office following the Distribution.

2.6 FURTHER ASSURANCES. In case at any time after the Effective Time any further action is reasonably necessary or desirable to carry out the purposes of this Agreement and the Ancillary Agreements, the proper officers of each party to this Agreement shall take all such necessary reasonable action. Without limiting the foregoing, the Corporation and New Ceridian shall use their commercially reasonable efforts promptly to obtain all consents and approvals, to enter into all amendatory agreements and to make all filings and applications that may be required for the consummation of the transactions contemplated by this Agreement and the Ancillary Agreements, including, without limitation, all applicable governmental and regulatory filings. To the extent reasonably requested to do so by another party hereto, each party hereto agrees to sign such documents, in a form reasonably satisfactory to such party, as may be reasonably necessary to evidence the assumption of any Liabilities hereunder.

2.7 LIMITED REPRESENTATIONS OR WARRANTIES. Each of the parties hereto agrees that no party hereto is, in this Agreement or in any other agreement or document contemplated by this Agreement or otherwise, making any representation or warranty whatsoever, as to title or value of Assets being transferred. It is also agreed that, notwithstanding anything to the contrary otherwise expressly provided in the relevant Conveyancing and Assumption Instrument, all Assets either transferred to or retained by the parties, as the case may be, shall be "as is, where is" and that (subject to Section 2.6) the party to which such Assets are to be transferred hereunder shall bear the economic and legal risk that such party's or any of the Subsidiaries' title to any such Assets shall be other than good and marketable and free from encumbrances. Similarly, each party hereto agrees that, except as otherwise expressly provided in the relevant Conveyancing and Assumption Instrument, no party hereto is representing or warranting in any way that the obtaining of any consents or approvals, the execution and delivery of any amendatory agreements and the making of any filings or applications contemplated by this Agreement will satisfy the provisions of any or all applicable agreements or the requirements of any or all applicable laws or judgments, it being agreed that the party to which any Assets are transferred or are to be transferred shall bear the economic and legal risk that any necessary consents or approvals are not obtained or that any requirements of laws or judgments are not complied with.

2.8    GUARANTEES.

       (a) Except as otherwise specified in any Ancillary Agreement, the Corporation and New Ceridian shall use their commercially reasonable efforts to have, on or prior to the Distribution Date, or as soon as practicable thereafter, the Corporation and any member of the Media Information Group removed as guarantor of or obligor for any New Ceridian Liability, including, without limitation, in respect of those guarantees set forth on Schedule 2.8(a) to the extent that they relate to New Ceridian Liabilities.

       (b) Except as otherwise specified in any Ancillary Agreement, the Corporation and New Ceridian shall use their commercially reasonable efforts to have, on or prior to the Distribution Date, or as soon as practicable thereafter, any member of the New Ceridian Group removed as guarantor of or obligor for any Media Information Liability, including, without limitation, in respect of those guarantees set forth on Schedule 2.8(b) to the extent that they relate to Media Information Liabilities.

       (c) If the Corporation or New Ceridian is unable to obtain, or to cause to be obtained, any such required removal as set forth in clauses
       (a) or (b) of this Section 2.8, the applicable guarantor or obligor shall continue to be bound as such and, unless not permitted by law or the terms thereof, the relevant beneficiary shall or shall cause one of its Subsidiaries, as agent or subcontractor for such guarantor or obligor to pay, perform and discharge fully all the obligations or other liabilities of such guarantor or obligor thereunder from and after the date hereof.

2.9 LITIGATION SERVICES. At all times from and after the Distribution Date, each of the Corporation and New Ceridian shall use their commercially reasonable efforts to make available to the other, upon reasonable written request, its and its Subsidiaries' officers, directors, employees and agents as witnesses or for providing litigation assistance (such as cooperating in a factual background investigation) to the extent that (i) such persons may reasonably be required in connection with the prosecution or defense of any Action in which the requesting party may from time to time be involved and (ii) there is no conflict in the Action between the requesting party and the Corporation or New Ceridian as applicable. A party providing witness or litigation services to the other party under this Section shall be entitled to receive from the recipient of such services, upon the presentation of invoices therefor, payments for such amounts, relating to disbursements and other out-of-pocket expenses (which shall be deemed to exclude the costs of salaries and benefits of employees who are witnesses), as may be reasonably incurred in providing such witness services.

2.10   [INTENTIONALLY OMITTED]

2.11 TRANSFERS NOT EFFECTED PRIOR TO THE DISTRIBUTION; TRANSFERS DEEMED EFFECTIVE AS OF THE DISTRIBUTION DATE. To the extent that any transfers contemplated by this Article II shall not have been consummated on or prior to the Distribution Date, the parties shall cooperate to effect such transfers as promptly following the Distribution Date as shall be practicable. Nothing herein shall be deemed to require the transfer of any Assets or the assumption of any Liabilities which by their terms or operation of law cannot be transferred; provided, however, that the parties hereto and their respective Subsidiaries shall cooperate to seek to obtain any necessary consents or approvals for the transfer of all Assets and Liabilities contemplated to be transferred pursuant to this Article II. In the event that any such transfer of Assets or Liabilities has not been consummated, from and after the Distribution Date the party retaining such Asset or Liability shall hold such Asset in trust for the use and benefit of the party entitled thereto (at the expense of the party entitled thereto) or retain such Liability for the account of the party by whom such Liability is to be assumed pursuant hereto, as the case may be, and take such other action as may be reasonably requested by the party to whom such Asset is to be transferred, or by whom such Liability is to be assumed, as the case may be, in order to place such party, insofar as is reasonably possible, in the same position as would have existed had such Asset or Liability been transferred as contemplated hereby. As and when any such Asset or Liability becomes transferable, such transfer shall be effected forthwith. The parties agree that, as of the Distribution Date, each party hereto shall be deemed to have acquired complete and sole beneficial ownership over all of the Assets, together with all rights, powers and privileges incident thereto, and shall be deemed to have assumed in accordance with the terms of this Agreement all of the Liabilities, and all duties, obligations and responsibilities incident thereto, which such party is entitled to acquire or required to assume pursunt to the terms of this Agreement.

2.12 CONVEYANCING AND ASSUMPTION INSTRUMENTS. In connection with the transfers of Assets and the assumptions of Liabilities contemplated by this Agreement, the parties shall execute or cause to be executed by the appropriate entities the Conveyancing and Assumption Instruments in substantially the form contemplated hereby for transfers to be effected pursuant to Minnesota law or the laws of one of the other states of the United States or, if not appropriate for a given transfer, and for transfers to be effected pursuant to non-U.S. laws, in such other form as the parties shall reasonably agree, including the transfer of real property with deeds as may be appropriate. The transfer of capital stock shall be effected by means of delivery of stock certificates and executed stock powers and notation on the stock record books of the corporation or other legal entities involved, or by such other means as may be required in any non-U.S. jurisdiction to transfer title to stock and, to the extent required by applicable law, by notation on public registries.

2.13 ANCILLARY AGREEMENTS. Prior to the Distribution Date, each of the Corporation and New Ceridian shall enter into, and/or (where applicable) shall cause members of the Media Information Group or the New Ceridian Group, as applicable, to enter into, the Ancillary Agreements and any other agreements in respect of the Distribution reasonably necessary or appropriate in connection with the transactions contemplated hereby and thereby.

2.14   CORPORATE NAMES.

       (a)    Except as otherwise specifically provided in any Ancillary
       Agreement:

              (i) on or after the Distribution Date, the Corporation shall change its name to Arbitron Inc.;

              (ii) as soon as reasonably practicable after the Distribution Date but in any event within six months thereafter, the Corporation will, at its own expense, remove (or, if necessary, on an interim basis, cover up) any and all exterior signs and other identifiers located on any of its property or premises or on the property or premises used by it or its Subsidiaries (except property or premises to be shared with New Ceridian or its Subsidiaries after the Distribution) which refer or pertain to New Ceridian or which include the "Ceridian" name, logo or other trademark or other intellectual property utilizing "Ceridian;"

              (iii) as soon as reasonably practicable after the Distribution Date but in any event within six months thereafter, the Corporation will, and will cause its Subsidiaries to, remove from all letterhead, envelopes, invoices and other communications media of any kind, all references to "Ceridian," including the "Ceridian" name, logo and any other trademark or other intellectual property utilizing "Ceridian" (except that the Corporation shall not be required to take any such action with respect to materials in the possession of customers), and neither the Corporation nor its Subsidiaries shall use or display the "Ceridian" name, logo or other trademarks or intellectual property utilizing "Ceridian" without the prior written consent of New Ceridian;

              (iv) as soon as reasonably practicable after the Distribution Date, but in any event within six months thereafter, the Corporation will cause its Subsidiaries to change their corporate names to the extent necessary to remove and eliminate any reference to "Ceridian," including the "Ceridian" name; provided, however, that notwithstanding the foregoing requirements of this
              Section 2.14(a), if the Corporation has exercised good faith efforts to comply with this clause (iv) but is unable, due to regulatory or other circumstance beyond its control, to effect a corporate name change in compliance with applicable law, then the Corporation or its Subsidiary will not be deemed to be in breach hereof if it continues to exercise good faith efforts to effectuate such name change and does effectuate such name change within nine months after the Distribution Date, and, in such circumstances, such party may continue to include in exterior signs and other identifiers and in letterhead, envelopes, invoices and other communications references to the name which includes references to "Ceridian," but only to the extent necessary to identify such party and only until such party's corporate name can be changed to remove and eliminate such references; and

              (v) notwithstanding the foregoing clauses (i) through (iv), nothing herein or in any Ancillary Agreement shall require the Corporation to take any action to remove any reference to Ceridian, including the "Ceridian" name, from any stock certificate relating to shares of Ceridian Common Stock outstanding on or prior to the Effective Time; provided that from and after the Effective Time, any newly issued stock certificates representing Ceridian Common Stock (which at the Effective Time will become common stock of Arbitron Inc.) shall not have any reference to Ceridian, including the "Ceridian" name.

       (b)    Except as otherwise specifically provided in any Ancillary
       Agreement:

              (i) as soon as reasonably practicable after the Distribution Date but in any event within six months thereafter, New Ceridian will, at its own expense, remove (or, if necessary, on an interim basis, cover up) any and all exterior signs and other identifiers located on any of their respective property or premises owned or used by them or their respective Subsidiaries (except property or premises to be shared with the Corporation or its Subsidiaries after the Distribution) which refer or pertain to the Media Information Business or "Arbitron" name logo or other trademark or other Media Information intellectual property;

              (ii) as soon as reasonably practicable after the Distribution Date but in any event within six months thereafter, New Ceridian will, and will cause its respective Subsidiaries to, remove from all letterhead, envelopes, invoices and other communications media of any kind, all references to the "Arbitron" name, logo and any other trademark or other Media Information intellectual property (except that New Ceridian shall not be required to take any such action with respect to materials in the possession of customers), and neither New Ceridian nor any of its Subsidiaries shall use or display the "Arbitron" name, logo or other trademarks or Media Information intellectual property without the prior written consent of the Corporation; and

              (iii) as soon as reasonably practicable after the Distribution Date but in any event within six months thereafter, New Ceridian will, and will cause its Subsidiaries to, change their corporate names to the extent necessary to remove and eliminate any reference to the "Arbitron" name; provided, however, that notwithstanding the foregoing requirements of this Section 2.14(b), if New Ceridian has exercised good faith efforts to comply with this clause (iii) but is unable, due to regulatory or other circumstance beyond its control, to effect a corporate name change in compliance with applicable law, then New Ceridian or its Subsidiary will not be deemed to be in breach hereof if it continues to exercise good faith efforts to effectuate such name change and does effectuate such name change within nine months after the Distribution Date, and, in such circumstances, such party may continue to include in exterior signs and other identifiers and in letterhead, envelopes, invoices and other communications references to the name which includes references to Arbitron but only to the extent necessary to identify such party and only until such party's corporate name can be changed to remove and eliminate such references.

2.15 ORDINARY COURSE OF BUSINESS. Except as otherwise provided in this Agreement or any Ancillary Agreement during the period from the date of this Agreement through the Distribution Date, each of the Corporation and New Ceridian shall, and shall cause any entity that is a Subsidiary of such party at any time during such period to, conduct its business in a manner substantially consistent with the current and past operating practices and in the ordinary course.

                                    ARTICLE III
                                  INDEMNIFICATION

3.1 INDEMNIFICATION BY THE CORPORATION. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, the Corporation shall indemnify, defend and hold harmless the New Ceridian Indemnitees from and against any and all Indemnifiable Losses of the New Ceridian Indemnitees arising out of, by reason of or otherwise in connection with the Media Information Liabilities or alleged Media Information Liabilities, including any breach by the Corporation of any provision of this Agreement or any Ancillary Agreement.

3.2 INDEMNIFICATION BY NEW CERIDIAN. Except as otherwise specifically set forth in any provision of this Agreement or of any Ancillary Agreement, New Ceridian shall indemnify, defend and hold harmless the Media Information Indemnitees from and against any and all Indemnifiable Losses of the Media Information Indemnitees arising out of, by reason of or otherwise in connection with the New Ceridian Liabilities or alleged New Ceridian Liabilities, including any breach by New Ceridian of any provision of this Agreement or any Ancillary Agreement.

3.3    PROCEDURES FOR INDEMNIFICATION.

       (a) THIRD PARTY CLAIMS. If a claim or demand is made against a Media Information Indemnitee or a New Ceridian Indemnitee (each, an "Indemnitee") by any person who is not a party to this Agreement (a "Third Party Claim") as to which such Indemnitee is entitled to indemnification pursuant to this Agreement, such Indemnitee shall notify the party which is or may be required pursuant to Section 3.1 or Section
       3.2 hereof to make such indemnification (the "Indemnifying Party") in writing, and in reasonable detail, of the Third Party Claim promptly (and in any event within 15 business days) after receipt by such Indemnitee of written notice of the Third Party Claim; provided, however, that failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure (except that the Indemnifying Party shall not be liable for any expenses incurred during the period in which the Indemnitee failed to give such notice). Thereafter, the Indemnitee shall deliver to the Indemnifying Party, promptly (and in any event within five business days) after the Indemnitee's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnitee relating to the Third Party Claim.

       If a Third Party Claim is made against an Indemnitee, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses and acknowledges in writing its obligation to indemnify the Indemnitee therefor, to assume the defense thereof with counsel selected by the Indemnifying Party; provided that such counsel is not reasonably objected to by the Indemnitee. Should the Indemnifying Party so elect to assume the defense of a Third Party Claim, the Indemnifying Party shall, within 30 days (or sooner if the nature of the Third Party Claim so requires), notify the Indemnitee of its intent to do so, and the Indemnifying Party shall thereafter not be liable to the Indemnitee for legal or other expenses subsequently incurred by the Indemnitee in connection with the defense thereof; provided, that such Indemnitee shall have the right to employ counsel to represent such Indemnitee if, in such Indemnitee's reasonable judgment, a conflict of interest between such Indemnitee and such Indemnifying Party exists in respect of such claim which would make representation of both such parties by one counsel inappropriate, and in such event the fees and expenses of such separate counsel shall be paid by such Indemnifying Party. If the Indemnifying Party assumes such defense, the Indemnitee shall have the right to participate in the defense thereof and to employ counsel, subject to the proviso of the preceding sentence, at its own expense, separate from the counsel employed by the Indemnifying Party, it being understood, subject to the proviso of the preceding sentence, that the Indemnifying Party shall control such defense. The Indemnifying Party shall be liable for the fees and expenses of counsel employed by the Indemnitee for any period during which the Indemnifying Party has failed to assume the defense thereof (other than during the period prior to the time the Indemnitee shall have given notice of the Third Party Claim as provided above). If the Indemnifying Party so elects to assume the defense of any Third Party Claim, all of the Indemnitees shall cooperate with the Indemnifying Party in the defense or prosecution thereof, including by providing or causing to be provided, Records and witnesses as soon as reasonably practicable after receiving any request therefor from or on behalf of the Indemnifying Party.

       If the Indemnifying Party acknowledges in writing responsibility for a Third Party Claim, then in no event will the Indemnitee admit any liability with respect to, or settle, compromise or discharge, any Third Party Claim without the Indemnifying Party's prior written consent; provided, however, that the Indemnitee shall have the right to settle, compromise or discharge such Third Party Claim without the consent of the Indemnifying Party if the Indemnitee releases the Indemnifying Party from its indemnification obligation hereunder with respect to such Third Party Claim and such settlement, compromise or discharge would not otherwise adversely affect the Indemnifying Party. If the Indemnifying Party acknowledges in writing liability for a Third Party Claim, the Indemnitee will agree to any settlement, compromise or discharge of a Third Party Claim that the Indemnifying Party may recommend and that by its terms obligates the Indemnifying Party to pay the full amount of the liability in connection with such Third Party Claim and releases the Indemnitee completely in connection with such Third Party Claim and that would not otherwise adversely affect the Indemnitee; provided, however, that the Indemnitee may refuse to agree to any such settlement, compromise or discharge if the Indemnitee agrees that the Indemnifying Party's indemnification obligation with respect to such Third Party Claim shall not exceed the amount that would be required to be paid by or on behalf of the Indemnifying Party in connection with such settlement, compromise or discharge. If an Indemnifying Party elects not to assume the defense of a Third Party Claim, or fails to notify an Indemnitee of its election to do so as provided herein, such Indemnitee may compromise, settle or defend such Third Party Claim.

       Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume the defense of any Third Party Claim (and shall be liable for the fees and expenses of counsel incurred by the Indemnitee in defending such Third Party Claim) if the Third Party Claim seeks an order, injunction or other equitable relief or relief for other than money damages against the Indemnitee which the Indemnitee reasonably determines, after conferring with its counsel, cannot be separated from any related claim for money damages. If such equitable relief or other relief portion of the Third Party Claim can be so separated from that for money damages, the Indemnifying Party shall be entitled to assume the defense of the portion relating to money damages.

       (b) SUBROGATION. In the event of payment by an Indemnifying Party to any Indemnitee in connection with any Third-Party Claim, such Indemnifying Party shall be subrogated to and shall stand in the place of such Indemnitee as to any events or circumstances in respect of which such Indemnitee may have any right or claim relating to such Third-Party Claim against any claimant or plaintiff asserting such Third-Party Claim or anyone else. Such Indemnitee shall cooperate with such Indemnifying Party in a reasonable manner, and at the cost and expense of such Indemnifying Party, in prosecuting any subrogated right or claim.

       (c) OTHER CLAIMS. In the event that the Indemnitee asserts the existence of a claim giving rise to Indemnifiable Losses (but excluding claims resulting from the assertion of Liability by third parties), it shall give notice to the Indemnifying Party specifying the nature and amount of the claim asserted. In the event that the Indemnifying Party contests the assertion of a claim by giving notice to the Indemnitee, then if the parties hereto, acting in good faith, cannot reach agreement with respect to such claim within ten days after such response notice, the Indemnitee is entitled to seek any available legal remedy in a manner consistent with the dispute resolution mechanism set forth in
       Article VI.

       (d) CONTRIBUTION. If the indemnification provided for in this Article III is unavailable to an Indemnitee with respect to an Indemnifiable Loss arising out of or related to information contained in the Information Statement or Form 10, then the Indemnifying Party, in lieu of indemnifying such Indemnitee, shall contribute to the amount paid or payable by such Indemnitee as a result of such Indemnifiable Loss, in such proportion as is appropriate to reflect the relative fault of the Media Information Group, on the one hand, and the New Ceridian Group, on the other hand. The relative fault of any party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by that party or one of its Affiliates.

       (e) NON-EXCLUSIVE REMEDY. The remedies provided in this Article III shall be cumulative and shall not preclude assertion by any Indemnitee of any other rights or the seeking of any and all other remedies against any Indemnifying Party.

       (f) REMEDY LIMITATION. All disputes, controversies or claims arising out of or relating to this Agreement or the breach, termination or validity thereof ("Dispute") brought by a third party beneficiary to this Agreement shall be exclusively and finally settled in accordance with the dispute resolution mechanism set forth in Article VI. In the event of a Dispute regarding the availability of third party benefits, no third party benefits provided by this Agreement shall be available to any third party beneficiary who pursues any form of dispute resolution inconsistent with the dispute resolution mechanism set forth in Article VI.

3.4 INDEMNIFICATION PAYMENTS. Indemnification required by this Article III shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received or loss, liability, claim, damage or expense is incurred.

3.5    LIMITATION ON INDEMNIFICATION OBLIGATIONS.

       (a) INSURANCE. The amount that any Indemnifying Party is or may be required to pay to any Indemnitee pursuant to this Article III shall be reduced (retroactively or prospectively) by any Insurance Proceeds or other amounts actually recovered from third parties by or on behalf of such Indemnitee in respect of the related Indemnifiable Losses. The existence of a claim by an Indemnitee for insurance or against a third party in respect of any Indemnifiable Loss shall not, however, delay any payment pursuant to the indemnification provisions contained herein and otherwise determined to be due and owing by an Indemnifying Party. Rather, the Indemnifying Party shall make payment in full of such amount so determined to be due and owing by it against an assignment by the Indemnitee to the Indemnifying Party of the entire claim of the Indemnitee for such insurance or against such third party. Notwithstanding any other provisions of this Agreement, it is the intention of the parties hereto that no insurer or any other third party shall be (i) entitled to a benefit it would not be entitled to receive in the absence of the foregoing indemnification provisions; (ii) relieved of the responsibility to pay any claims for which it is obligated; or (iii) entitled to any subrogation rights with respect to any obligation hereunder. If an Indemnitee shall have received the payment required by this

       Agreement from an Indemnifying Party in respect of any Indemnifiable Losses and shall subsequently actually receive Insurance Proceeds or other amounts in respect of such Indemnifiable Losses, then such Indemnitee shall hold such Insurance Proceeds in trust for the benefit of such Indemnifying Party and shall pay to such Indemnifying Party a sum equal to the amount of such Insurance Proceeds or other amounts actually received, up to the aggregate amount of any payments received from such Indemnifying Party pursuant to this Agreement in respect of such Indemnifiable Losses.

       (b) FOREIGN CURRENCY ADJUSTMENTS. In the event that any indemnification payment required to be made hereunder or under any Ancillary Agreement shall be denominated in a currency other than U.S. Dollars, the amount of such payment shall be translated into U.S. Dollars using the foreign exchange rate for such currency determined in accordance with the following rules:

              (i) With respect to any Indemnifiable Losses arising from the payment by a financial institution under a guarantee, comfort letter, letter of credit, foreign exchange contract or similar instrument, the foreign exchange rate for such currency shall be determined as of the date on which such financial institution shall have been reimbursed;

              (ii) With respect to any Indemnifiable Losses covered by insurance, the foreign exchange rate for such currency shall be the foreign exchange rate employed by the insurance company providing such insurance in settling such Indemnifiable Losses with the Indemnifying Party; and

              (iii) With respect to any Indemnifiable Losses not covered by either clause (i) or (ii) above, the foreign exchange rate for such currency shall be determined as of the date that notice of the claim with respect to such Indemnifiable Losses shall be given to the Indemnitee.

       (c) ADJUSTMENTS FOR TAXES. The amount of any Indemnifiable Loss shall be:

              (i) increased to take into account any net Tax cost actually incurred by the Indemnitee arising from any payments received from the Indemnifying Party (grossed up for such increase); and

              (ii) reduced to take account of any net Tax benefit actually realized by the Indemnitee arising from the incurrence or payment of any such Indemnifiable Loss.

In computing the amount of such Tax cost or Tax benefit, the Indemnitee shall be deemed to recognize all other items of income, gain, loss, deduction or credit before recognizing any item arising from the receipt of any payment with respect to an Indemnifiable Loss or the incurrence or payment of any Indemnifiable Loss.

3.6 INDEMNIFICATION OF DIRECTORS AND OFFICERS. The Corporation and New Ceridian shall, to the fullest extent permitted by Delaware law, indemnify, defend and save harmless the persons who were officers and directors of Ceridian, immediately prior to the Distribution Date, from and against any and all liability (including any judgments, losses, damages, civil penalties, excise taxes, interest and any other form of liability or expense of any kind) or claim of liability (as defined above and including any investigatory action) to which they may be subjected by reason of any act alleged to have been done or omitted to be done arising out of service as a director or officer in connection with their service as officers and directors of Ceridian and any related or affiliated entity, including all expenses reasonably incurred in their defense if the Corporation and New Ceridian fail to provide such defense after having been requested to do so in writing. Regardless of whether the Corporation or New Ceridian assumes such defense, counsel for such defense may be selected by the indemnified officer or director. Defense costs shall be indemnified as incurred in the course of the defense or investigation. The remedies provided by this Section
3.6 shall be cumulative and without prejudice to the assertion of any other rights. To the extent that an officer or director receives payment under any liability insurance or other indemnification arrangement with respect to a matter covered by this Section 3.6, that officer or director shall reimburse the party which has made payments to him or her hereunder, but no reimbursement shall be required except to the extent that the total which he or she has received from all sources is greater than the aggregate amount of his or her liability and expense with respect to that matter. The liability of the Corporation and New Ceridian with respect to the Indemnification provided in this Section 3.6 shall be joint and several as to the officer or director in question, but as between the Corporation and New Ceridian, such liabilityshall be allocated to either the Media Information Group or the New Ceridian Group based on whether the acts or omissions giving rise to the Liability are attributable to officers or directors of the New Ceridian Group (in which case such liability shall be allocated to the appropriate member of the New Ceridian Group) or are attributable to officers or directors of the Media Information Group (in which case such liability shall be allocated to the appropriate member of the Media Information Group). Notwithstanding the third-party beneficiary provisions of this Agreement, the officers and directors covered by this Section
3.6 shall be and shall be deemed to be beneficiaries of this Article III and shall be entitled to enforce their rights hereunder through legal action or otherwise.

                                     ARTICLE IV
                               ACCESS TO INFORMATION

4.1    PROVISION OF CORPORATE RECORDS.

       (a) The parties acknowledge that Records (as hereinafter defined) are Assets and, accordingly, all of the Corporation's Records shall belong to New Ceridian unless such Records exclusively relate to the Arbitron Business in which event such Records shall belong to the Corporation after the Effective Time.

       (b) Other than in circumstances in which indemnification is sought pursuant to Article III (in which event the provisions of such Article will govern), after the Distribution Date, upon the prior written request by New Ceridian for specific and identified agreements, documents, books, records or files (collectively, "Records") which relate to (x) New Ceridian or the conduct of the New Ceridian Business up to the Effective Time, or (y) any Ancillary Agreement to which the Corporation and New

       Ceridian are parties, as applicable, the Corporation shall arrange, as soon as reasonably practicable following the receipt of such request, for the provision of appropriate copies of such Records (or the originals thereof if the party making the request has a reasonable need for such originals) in the possession or control of the Corporation or any of its Subsidiaries after the Effective Time, but only to the extent such items are not already in the possession or control of the requesting party.

       (c) Other than in circumstances in which indemnification is sought pursuant to Article III (in which event the provisions of such Article will govern), after the Distribution Date, upon the prior written request by the Corporation for specific and identified Records which relate to
       (x) the Corporation, the Media Information Group or the conduct of the Media Information Business up to the Effective Time, or (y) any Ancillary Agreement to which New Ceridian and the Corporation are parties, as applicable, New Ceridian shall arrange, as soon as reasonably practicable following the receipt of such request, for the provision of appropriate copies of such Records (or the originals thereof if the party making the request has a reasonable need for such originals) in the possession or control of New Ceridian or any of its Subsidiaries after the Effective Time, but only to the extent such items are not already in the possession or control of the requesting party.

4.2 ACCESS TO INFORMATION. Other than in circumstances in which indemnification is sought pursuant to Article III (in which event the provisions of such Article will govern), from and after the Distribution Date, each of the Corporation and New Ceridian shall afford to the other and its authorized accountants, counsel and other designated representatives reasonable access during normal business hours, subject to appropriate restrictions for classified, privileged or confidential information, to the personnel, properties, books and records of such party and its Subsidiaries insofar as such access is reasonably required by the other party and relates to (x) such other party or the conduct of its business prior to the Effective Time or (y) any Ancillary Agreement to which each of the party requesting such access and the party requested to grant such access are parties.

4.3 REIMBURSEMENT; OTHER MATTERS. Except to the extent otherwise contemplated by any Ancillary Agreement, a party providing Records or access to information to the other party under this Article IV shall be entitled to receive from the recipient, upon the presentation of invoices therefor, payments for such amounts, relating to supplies, disbursements and other out-of-pocket expenses, as may be reasonably incurred in providing such Records or access to information.

4.4 CONFIDENTIALITY. Each of the Corporation and its Subsidiaries and New Ceridian and its Subsidiaries shall not use or permit the use of (without the prior written consent of the other) and shall keep, and shall cause its consultants and advisors to keep, confidential all information concerning the other party or parties in its possession, its custody or under its control (except to the extent that (A) such information has been in the public domain through no fault of such party or (B) such information has been later lawfully acquired from other sources by such party or (C) this Agreement or any other Ancillary Agreement or any other agreement entered into pursuant hereto permits the use or disclosure of such information) to the extent such information (w) relates to or was acquired during the period up to the Effective Time, (x) relates to any Ancillary

Agreement, (y) is obtained in the course of performing services for the other party pursuant to any Ancillary Agreement, or (z) is based upon or is derived from information described in the preceding clauses (w), (x) or (y), and each party shall not (without the prior written consent of the other) otherwise release or disclose such information to any other person, except such party's auditors and attorneys, unless compelled to disclose such information by judicial or administrative process or unless such disclosure is required by law and such party has used commercially reasonable efforts to consult with the other affected party or parties prior to such disclosure.

4.5 PRIVILEGED MATTERS. The parties hereto recognize that legal and other professional services that have been and will be provided prior to the Distribution Date have been and will be rendered for the benefit of each of the Corporation, the members of the Media Information Group and the members of the New Ceridian Group, and that each of the Corporation, the members of the Media Information Group and the members of the New Ceridian Group should be deemed to be the client for the purposes of asserting all privileges which may be asserted under applicable law. To allocate the interests of each party in the information as to which any party is entitled to assert a privilege, the parties agree as follows:

       (a) The Corporation shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the Media Information Business, whether or not the privileged information is in the possession of or under the control of the Corporation or New Ceridian. The Corporation shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information that relates solely to the subject matter of any claims constituting Media Information Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by the Corporation, whether or not the privileged information is in the possession of or under the control of the Corporation or New Ceridian.

       (b) New Ceridian shall be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the New Ceridian Business, whether or not the privileged information is in the possession of or under the control of the Corporation or New Ceridian. New Ceridian shall also be entitled, in perpetuity, to control the assertion or waiver of all privileges in connection with privileged information which relates solely to the subject matter of any claims constituting New Ceridian Liabilities, now pending or which may be asserted in the future, in any lawsuits or other proceedings initiated against or by New Ceridian whether or not the privileged information is in the possession of or under the control of the Corporation or New Ceridian.

       (c) The parties hereto agree that they shall have a shared privilege, with equal right to assert or waive, subject to the restrictions in this
       Section 4.5, with respect to all privileges not allocated pursuant to the terms of Sections 4.5(a) and (b). All privileges relating to any claims, proceedings, litigation, disputes, or other matters which involve both the Corporation and New Ceridian in respect of which both parties retain any responsibility or liability under this Agreement, shall be subject to a shared privilege among them.

       (d) No party hereto may waive any privilege which could be asserted under any applicable law, and in which any other party hereto has a shared privilege, without the consent of the other party, except to the extent reasonably required by the party seeking to waive the privilege in connection with any litigation with third parties (and then only to the limited extent necessary under the circumstances) or the resolution of any Tax Claim as defined in the Tax Matters Agreement or as provided in subsection (e) below. Consent shall be in writing, or shall be deemed to be granted unless written objection is made within 20 days after notice upon the other party requesting such consent.

       (e) In the event of any litigation or dispute between or among any of the parties hereto, any party and a Subsidiary of another party hereto, or a Subsidiary of one party hereto and a Subsidiary of another party hereto, either such party may waive a privilege in which the other party has a shared privilege, without obtaining the written consent of the other party, provided that such waiver of a shared privilege shall be effective only as to the use of information with respect to the litigation or dispute between the parties and/or their Subsidiaries, and shall not operate as a waiver of the shared privilege with respect to third parties.

       (f) If a dispute arises between or among the parties hereto or their respective Subsidiaries regarding whether a privilege should be waived to protect or advance the interest of any party, each party agrees that it shall negotiate in good faith, shall endeavor to minimize any prejudice to the rights of the other parties, and shall not unreasonably withhold consent to any request for waiver by another party. Each party hereto specifically agrees that it will not withhold consent to waiver for any purpose except to protect its own legitimate interests.

       (g) Upon receipt by any party hereto or by any Subsidiary thereof of any subpoena, discovery or other request made in connection with then pending litigation which arguably calls for the production or disclosure of information subject to a shared privilege or as to which another party has the sole right hereunder to assert a privilege, or if any party obtains knowledge that any of its or any of its Subsidiaries' current or former directors, officers, agents or employees have received any subpoena, discovery or other requests made in connection with pending litigation which arguably calls for the production or disclosure of such privileged information, such party shall promptly notify the other party or parties of the existence of the request and shall provide the other party or parties a reasonable opportunity to review the subpoena, discovery or other request and to assert any rights it or they may have under this Section 4.5 or otherwise to prevent the production or disclosure of such privileged information.

       (h) The transfer of all Records and other information pursuant to this Agreement is made in reliance on the agreement of the Corporation and New Ceridian, as set forth in Sections 4.4 and 4.5, to maintain the confidentiality of privileged information and to assert and maintain all applicable privileges. The access to information being granted pursuant to Sections 4.1 and 4.2 hereof, the agreement to provide witnesses and individuals or litigation assistance pursuant to Sections 2.9 and 3.3 hereof, the furnishing of notices and documents and other cooperative efforts contemplated by Section 3.3 hereof, and the transfer of privileged information between and among the parties and their respective Subsidiaries pursuant to this Agreement shall not be deemed a waiver of any privilege that has been or may be asserted under this Agreement or otherwise.

4.6 OWNERSHIP OF INFORMATION. Any information owned by one party or any of its Subsidiaries that is provided to a requesting party pursuant to Article III or this Article IV shall be deemed to remain the property of the providing party. Unless specifically set forth herein, nothing contained in this Agreement shall be construed as granting or conferring rights of license or otherwise in any such information.

4.7    LIMITATION OF LIABILITY.

       (a) No party shall have any liability to any other party in the event that any information exchanged or provided pursuant to this Agreement which is an estimate or forecast, or which is based on an estimate or forecast, is found to be inaccurate.

       (b) No party or any Subsidiary thereof shall have any liability or claim against any other party or any Subsidiary of any other party based upon, arising out of or resulting from any agreement, arrangement, course of dealing or understanding existing on or prior to the Distribution Date (other than this Agreement or any Ancillary Agreement or any agreement entered into in connection herewith or in order to consummate the transactions contemplated hereby or thereby), unless such agreement, arrangement, course of dealing or understanding is listed on Schedule 4.7(b) hereto, and any such liability or claim, whether or not in writing, which is not reflected on such Schedule, is hereby irrevocably cancelled, released and waived.

4.8 OTHER AGREEMENTS PROVIDING FOR EXCHANGE OF INFORMATION. The rights and obligations granted under this Article IV are subject to any specific limitations, qualifications or additional provisions on the sharing, exchange or confidential treatment of information set forth in any Ancillary Agreement.

                                     ARTICLE V
                              ADMINISTRATIVE SERVICES

5.1 PERFORMANCE OF SERVICES. Beginning on the Distribution Date, each party will provide, or cause one or more of its Subsidiaries to provide, to the other party and/or its Subsidiaries such services on such terms as may be set forth in the Transition Services Agreement. Except as otherwise set forth in the Transition Services Agreement or any Schedule thereto, the party that is to provide the services (the "Provider") will use (and will cause its Subsidiaries to use) commercially reasonable efforts to provide such services to the other party and/or its Subsidiaries (the "Recipient") in a satisfactory and timely manner and as further specified in such Transition Services Agreement.

5.2 INDEPENDENCE. Unless otherwise agreed in writing, all employees and representatives of the Provider providing the scheduled services to the Recipient will be deemed for purposes of all compensation and employee benefits matters to be employees or representatives of the Provider and not employees or representatives of the Recipient. In performing such services, such employees and representatives will be under the direction, control and supervision of the Provider (and not the Recipient) and the Provider will have the sole right to exercise all authority with respect to the employment (including, without limitation, termination of employment), assignment and compensation of such employees and representatives.

5.3 NON-EXCLUSIVITY. Nothing in this Agreement precludes any party from obtaining, in whole or in part, services of any nature that may be obtainable from the other party from its own employees or from providers other than the other party.

                                     ARTICLE VI
                                 DISPUTE RESOLUTION

6.1 NEGOTIATION. In the event of a controversy, dispute or claim arising out of, in connection with, or in relation to the formation, interpretation, performance, nonperformance, validity or breach of this Agreement or otherwise arising out of, or in any way related to this Agreement or the transactions contemplated hereby, including, without limitation, any claim based on contract, tort, statute or constitution (including any Dispute by a third party arising under Section 3 herein but excluding any controversy, dispute or claim arising out of any agreement relating to the use or lease of real property if any third party is a party to such controversy, dispute or claim) (collectively, "Agreement Disputes"), the parties shall first negotiate to settle such Agreement Dispute for a period not to exceed 30 days from the time of receipt by a party of notice of an Agreement Dispute ("Notice"), unless otherwise agreed by the parties in writing; provided that in the event of any arbitration in accordance with Section 6.2 hereof filed within ninety (90) days of receipt of Notice, the parties shall not assert the defenses of statute of limitations and laches arising for the period beginning on the date of receipt of Notice.

6.2 ARBITRATION. After 30 days have elapsed from the time of receipt of Notice of an Agreement Dispute, at the demand of any party the Agreement Dispute shall be finally and exclusively determined by arbitration conducted in Minneapolis, Minnesota, in accordance with the then-existing Commercial Arbitration Rules of the American Arbitration Association (the "Rules") except as modified herein. The number of arbitrators shall be one. Any judgment or award rendered by the arbitrator shall be final, binding and nonappealable (except upon grounds specified in the Federal Arbitration Act, 9 U.S.C. ss.1 et seq. as in effect on the date hereof). If the parties are unable to agree on the arbitrator within thirty (30) days of receipt by respondent of the demand, the arbitrator shall be selected in accordance with the Rules; provided that the arbitrator shall be a U.S. national. Any controversy concerning whether an Agreement Dispute is an arbitrable Agreement Dispute, whether arbitration has been waived, whether an assignee of this Agreement is bound to arbitrate, or as to the interpretation of enforceability of this Article VI shall be determined by the arbitrator. In resolving any dispute, the parties intend that the arbitrator apply the substantive laws of the State of Minnesota, without regard to the choice of law principles thereof. The parties intend that the provisions to arbitrate set forth herein be valid, enforceable and irrevocable. The parties agree to comply with any award made in any such arbitration proceeding that has become final in accordance with the Rules and agree to enforcement of or entry of judgment upon such award, by any court of competent jurisdiction, including but not limited to the District Court, County of Hennepin, Fourth Judicial District, State of Minnesota or the United States District Court for Minnesota in Minneapolis, Minnesota, in accordance with Section 8.17 hereof. The arbitrator shall be entitled, consistent with applicable law and the terms of this Agreement, to award any remedy in such proceedings, including, without limitation, monetary damages, specific performance and all other forms of legal and equitable relief; provided, however, the arbitrator shall not be entitled to award punitive or liquidated damages and the parties hereby waive any right thereto. Without limiting the provisions of the Rules, unless otherwise agreed in writing by or among the parties or permitted by this Agreement, the parties shall keep confidential all matters relating to the arbitration or the award, provided such matters may be disclosed (i) tothe extent reasonably necessary in any proceeding brought to enforce the award or for entry of a judgment upon the award and (ii) to the extent otherwise required by law. Notwithstanding the Rules, the party other than the prevailing party in the arbitration shall be responsible for all of the costs of the arbitration, including reasonable legal fees and other costs. Nothing contained herein is intended to or shall be construed to prevent any party from applying to any court of competent jurisdiction for interim measures or other provisional relief in connection with the subject matter of any Agreement Disputes. If a court proceeding to stay litigation or compel arbitration is necessary, the party who unsuccessfully opposes such proceeding shall pay all associated costs, expenses and attorneys' fees which are reasonably incurred by the other party.

6.3 CONTINUITY OF SERVICE AND PERFORMANCE. Unless otherwise agreed in writing, the parties will continue to provide service and honor all other commitments under this Agreement and each Ancillary Agreement during the course of dispute resolution pursuant to the provisions of this Article VI with respect to all matters not subject to such dispute, controversy or claim.

6.4 TAX MATTERS AGREEMENT CONSENTS. Notwithstanding any other provision of this Agreement, the dispute resolution procedure set forth in Section 2.1(g)(4) of the Tax Matters Agreement shall apply with respect to disagreements relating to the application of Section 2.1(g) and the dispute resolution procedure set forth in Section 7.3(c) of the Tax Matters Agreement shall apply with respect to requests for consent pursuant to Section 7.3 of the Tax Matters Agreement.

                                    ARTICLE VII
                                     INSURANCE

7.1    POLICIES AND RIGHTS INCLUDED WITHIN ASSETS; ASSIGNMENT OF POLICIES.

       (a) POLICY RIGHTS. The New Ceridian Assets shall include any and all rights of an insured party under each of the New Ceridian Policies and the Shared Policies, subject to the terms of such Shared Policies and any limitations or obligations of New Ceridian contemplated by this
       Article VII, specifically including rights of indemnity and the right to be defended by or at the expense of the insurer, with respect to all claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses incurred or claimed to have been incurred prior to the Effective Time by any party in or in connection with the conduct of the New Ceridian Business or, to the extent any claim is made against New Ceridian or any of its Subsidiaries, the conduct of the Media Information Business, and which claims, suits, actions, proceedings, injuries, losses, liabilities, damages and expenses may arise out of an insured or insurable occurrence under one or more of such Shared Policies.

       (b) ASSIGNMENT OF SHARED POLICIES. Subject to the terms and conditions hereof, the Corporation hereby assigns, transfers and conveys to New Ceridian all of the Corporation's right, title and interest in and to any and all of the New Ceridian Policies and the Shared Policies, including, without limitation, the right of indemnity, the right to be defended by or at the expense of the insurer and the right to any applicable Insurance Proceeds thereunder; and the Corporation and New Ceridian shall use their commercially reasonable efforts to obtain any required consents of insurers to the assignment contemplated by this paragraph.

7.2 POST-DISTRIBUTION DATE CLAIMS. If, subsequent to the Distribution Date, any person shall assert a claim against New Ceridian or any of its Subsidiaries (including, without limitation, where New Ceridian or its Subsidiaries are joint defendants with other persons) with respect to any claim, suit, action, proceeding, injury, loss, liability, damage or expense incurred or claimed to have been incurred prior to the Effective Time in or in connection with the conduct of the New Ceridian Business or, to the extent any claim is made against New Ceridian or any of its Subsidiaries (including, without limitation, where New Ceridian or its Subsidiaries are joint defendants with other persons), in connection with the conduct of the Media Information Business, and which claim, suit, action, proceeding, injury, loss, liability, damage or expense may arise out of an insured or insurable occurrence under one or more of the Shared Policies, the Corporation shall, at the time such claim is asserted, to the extent any such Policy may require that Insurance Proceeds thereunder be collected directly by the named insured or anyone other than the party against whom the Insured Claim is asserted, be deemed to designate, without need of further documentation, New Ceridian as the agent and attorney-in-fact to assert and to collect any related Insurance Proceeds under such Shared Policy.

7.3    ADMINISTRATION; OTHER MATTERS.

       (a) ADMINISTRATION. From and after the Distribution Date, New Ceridian shall be responsible for (i) Insurance Administration of the Shared Policies and (ii) Claims Administration under such Shared Policies with respect to Media Information Liabilities and New Ceridian Liabilities; provided that the assumption of such responsibilities by New Ceridian is in no way intended to limit, inhibit or preclude any right to insurance coverage for any Insured Claim of a named insured under such Policies as contemplated by the terms of this Agreement; provided further that New Ceridian's assumption of the administrative responsibilities for the Shared Policies shall not relieve the party submitting any Insured Claim of the primary responsibility for reporting such Insured Claim accurately, completely and in a timely manner or of such party's authority to settle any such Insured Claim within any period permitted or required by the relevant Policy; and provided further that all direct or indirect communication with insurers relating to the Shared Policies shall be conducted by New Ceridian. New Ceridian may discharge its administrative responsibilities under this Section 7.3 by contracting for the provision of services by independent parties. Each of the parties hereto shall administer and pay any costs relating to defending its respective Insured Claims under Shared Policies to the extent such defense costs are not covered under such Policies and shall be responsible for obtaining or reviewing the appropriateness of releases upon settlement of its respective Insured Claims under Shared Policies. The disbursements, out-of-pocket expenses and direct and indirect costs of employees or agents of New Ceridian relating to Claims Administration and Insurance Administration contemplated by this Section 7.3(a) shall be treated in accordance with the terms of the Transition Services Agreement, if still in effect with respect to insurance and risk management, or, if the Transition Services Agreement shall no longer be in effect with respect to insurance and risk management, then each of the Corporation and New Ceridian shall be responsible for its own Claims Administration and Insurance Administration.

       (b) EXCEEDING POLICY LIMITS. Except as set forth in this Section 7.3(b), the Corporation and New Ceridian shall not be liable to one another for claims not reimbursed by insurers for any reason not within the control of the Corporation or New Ceridian, as the case may be, including, without limitation, coinsurance provisions, deductibles, quota share deductibles, self insured retentions, bankruptcy or insolvency of an insurance carrier, Shared Policy limitations or restrictions, any coverage disputes, any failure to timely claim by the Corporation or New Ceridian or any defect in such claim or its processing, provided that New Ceridian shall be responsible for the amount of the difference, if any, between the deductible set forth in any Shared Policy and the deductible allocable to the Corporation as set forth in Schedule 7.3(b) hereto.

       (c) ALLOCATION OF INSURANCE PROCEEDS. Insurance Proceeds received with respect to claims, costs and expenses under the Shared Policies shall be paid to New Ceridian, which shall thereafter administer the Shared Policies by paying the Insurance Proceeds, as appropriate, to the Corporation with respect to Media Information Liabilities and to New Ceridian with respect to New Ceridian Liabilities. Payment of the allocable portions of indemnity costs of Insurance Proceeds resulting from such Policies will be made by New Ceridian to the appropriate party upon receipt from the insurance carrier. In the event that the aggregate limits on any Shared Policies are exceeded by the aggregate of outstanding Insured Claims by both of the parties hereto, the parties agree to allocate the Insurance Proceeds received thereunder based upon their respective percentage of the total of their bona fide claims which were covered under such Shared Policy (their "allocable portion of Insurance Proceeds"), and any party who has received Insurance Proceeds in excess of such party's allocable portion of Insurance Proceeds shall pay to the other party the appropriate amount so that each party will have received its allocable portion of Insurance Proceeds pursuant hereto. Each of the parties agrees to use commercially reasonable efforts to maximize available coverage under those Shared Policies applicable to it, and to take all commercially reasonable steps to recover from all other responsible parties in respect of an Insured Claim to the extent coverage limits under a Shared Policy have been exceeded or would be exceeded as a result of such Insured Claim.

       (d) ALLOCATION OF DEDUCTIBLES. In the event that both parties have bona fide claims under any Shared Policy for which a deductible is payable, the parties agree that the aggregate amount of the deductible paid shall be borne by the parties in the same proportion which the Insurance Proceeds received by each such party bears to the total Insurance Proceeds received under the applicable Shared Policy (their "allocable share of the deductible"), and any party who has paid more than such share of the deductible shall be entitled to receive from the other party an appropriate amount so that each party has borne its allocable share of the deductible pursuant hereto. For purposes of this Section 7.3(d), the amount of the relevant deductible under any Shared Policy shall be that set forth in Schedule 7.3(b) hereto.

       (e) CERTAIN DEDUCTIBLES. Effective as of the Distribution Date, each of New Ceridian and the Corporation shall be responsible for its applicable deductible for workers' compensation, general liability and automobile liability claims as set forth in Schedule 7.3(e).

7.4 AGREEMENT FOR WAIVER OF CONFLICT AND SHARED DEFENSE. In the event that Insured Claims of both of the parties hereto exist relating to the same occurrence, the parties shall jointly defend and waive any conflict of interest necessary to the conduct of the joint defense. Nothing in this Article VII shall be construed to limit or otherwise alter in any way the obligations of the parties to this Agreement, including those created by this Agreement, by operation of law or otherwise.

7.5 COOPERATION. The parties agree to use their commercially reasonable efforts to cooperate with respect to the various insurance matters contemplated by this Agreement.

                                    ARTICLE VIII
                                   MISCELLANEOUS

8.1 COMPLETE AGREEMENT; CONSTRUCTION. This Agreement, including the Exhibits and Schedules, and the Ancillary Agreements shall constitute the entire agreement between the parties with respect to the subject matter hereof and shall supersede all previous negotiations, commitments and writings with respect to such subject matter. In the event of any inconsistency between this Agreement and any Schedule hereto, the Schedule shall prevail.

Other than Section 2.1(j), Section 2.7, Section 4.5 and Article VI, which shall prevail over any inconsistent or conflicting provisions in any Ancillary Agreement, notwithstanding any other provisions in this Agreement to the contrary, in the event and to the extent that there shall be a conflict between the provisions of this Agreement and the provisions of any Ancillary Agreement, such Ancillary Agreement shall control.

8.2 ANCILLARY AGREEMENTS. Subject to the last sentence of Section 8.1, this Agreement is not intended to address, and should not be interpreted to address, the matters specifically and expressly covered by the Ancillary Agreements.

8.3 COUNTERPARTS. This Agreement may be executed in one or more counterparts, all of which shall be considered one and the same agreement, and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other parties.

8.4 SURVIVAL OF AGREEMENTS. Except as otherwise contemplated by this Agreement, all covenants and agreements of the parties contained in this Agreement shall survive the Distribution Date.

8.5 EXPENSES. Except as set forth on Schedule 8.5 or as otherwise set forth in this Agreement or any Ancillary Agreement, all costs and expenses incurred and for which invoices have been submitted on or prior to the Distribution Date in connection with the preparation, execution, delivery and required implementation of this Agreement and any Ancillary Agreement, the Information Statement (including any registration statement on Form 10 of which such Information Statement may be a part) and the Distribution and the consummation of the transactions contemplated thereby shall be charged to and paid by the Corporation. Except as set forth on Schedule 8.5 or as otherwise set forth in this Agreement or any Ancillary Agreement, all costs and expenses incurred on or prior to the Distribution Date and for which invoices are submitted after the Distribution Date in connection with the required implementation of this Agreement or any Ancillary Agreement, the consummation of the Distribution or the consummation of the transactions contemplated by this Agreement or any Ancillary Agreement shall be charged to and paid by Ceridian. Except as set forth on Schedule 8.5 or as otherwise set forth in this Agreement or any Ancillary Agreement, each party shall bear its own costs and expenses incurred after the Distribution Date. Any amount or expense to be paid or reimbursed by any party hereto to any other party hereto shall be so paid or reimbursed promptly after the existence and amount of such obligation is determined and demand therefor is made.

8.6 NOTICES. All notices and other communications hereunder shall be in writing and hand delivered or mailed by registered or certified mail (return receipt requested) or sent by any means of electronic message transmission with delivery confirmed (by voice or otherwise) to the parties at the following addresses (or at such other addresses for a party as shall be specified by like notice) and will be deemed given on the date on which such notice is received:

       TO THE CORPORATION:

       142 West 57th Street
       New York, NY  10019-3300
       Fax:  (212) 887-1419
       Attn:  General Counsel

       TO NEW CERIDIAN:

       Corporate Officer
       3311 E. Old Shakopee Road
       Minneapolis, MN  55425-1640
       Fax:  (952) 853-7272
       Attn:  General Counsel

8.7 WAIVERS. The failure of any party to require strict performance by any other party of any provision in this Agreement will not waive or diminish that party's right to demand strict performance thereafter of that or any other provision hereof.

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

8.8 AMENDMENTS. Subject to the terms of Section 8.11 hereof, this Agreement may not be modified or amended except by an agreement in writing signed by each of the parties hereto.

8.9    ASSIGNMENT.

       (a) This Agreement shall not be assignable, in whole or in part, directly or indirectly, by any party hereto without the prior written consent of the other parties hereto, and any attempt to assign any rights or obligations arising under this Agreement without such consent shall be void.

       (b) The Corporation will not distribute to its stockholders any interest in any Media Information Business Entity, by way of a spin-off distribution, split-off or exchange of interests in a Media Information Business Entity for any interest in the Corporation held by Media Information stockholders, or any similar transaction or transactions, unless the distributed Media Information Business Entity undertakes to New Ceridian to be jointly and severally liable for all Media Information Liabilities hereunder.

       (c) New Ceridian will not distribute to its stockholders any interest in any New Ceridian Business Entity, by way of a spin-off distribution, split-off or exchange of interests in a New Ceridian Business Entity for any interest in New Ceridian held by the Corporation's stockholders, or any similar transaction or transactions, unless the distributed New Ceridian Business Entity undertakes to the Corporation to be jointly and severally liable for all New Ceridian Liabilities hereunder.

8.10 SUCCESSORS AND ASSIGNS. The provisions to this Agreement shall be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and permitted assigns.

8.11 TERMINATION. This Agreement (including, without limitation, Article III hereof) may be terminated and the Distribution may be amended, modified or abandoned at any time prior to the Distribution by and in the sole discretion of the Corporation without the approval of New Ceridian or the stockholders of the Corporation. In the event of such termination, no party shall have any liability of any kind to any other party or any other person. After the Distribution, this Agreement may not be terminated except by an agreement in writing signed by the parties; provided, however, that Article III shall not be terminated or amended after the Distribution in respect of the third party beneficiaries thereto without the consent of such persons.

8.12 SUBSIDIARIES. Each of the parties hereto shall cause to be performed, and hereby guarantees the performance of, all actions, agreements and obligations set forth herein to be performed by any Subsidiary of such party or by any entity that is contemplated to be a Subsidiary of such party on and after the Effective Time.

8.13 NO THIRD PARTY BENEFICIARIES. Except as provided in Article III relating to Indemnitees, this Agreement is solely for the benefit of the parties hereto and their respective Subsidiaries and Affiliates and should not be deemed to confer upon third parties any remedy, claim, liability, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

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

8.14 TITLE AND HEADINGS. Titles and headings to sections herein are inserted for the convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

8.15 EXHIBITS AND SCHEDULES. The Exhibits and Schedules shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

8.16 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF MINNESOTA APPLICABLE TO CONTRACTS MADE AND TO BE PERFORMED IN THE STATE OF MINNESOTA.

8.17 CONSENT TO JURISDICTION. Without limiting the provisions of Article VI hereof, each of the parties irrevocably submits to the exclusive jurisdiction of
(a) the District Court, County of Hennepin, Fourth Judicial District, State of Minnesota, and (b) the United States District Court for Minnesota in Minneapolis, Minnesota, for the purposes of any suit, action or other proceeding arising out of this Agreement or any transaction contemplated hereby. Each of the parties agrees to commence any action, suit or proceeding relating hereto either in the United States District Court for Minnesota in Minneapolis, Minnesota, or if such suit, action or other proceeding may not be brought in such court for jurisdictional reasons, in the District Court, County of Hennepin, Fourth Judicial District, State of Minnesota. Each of the parties further agrees that service of any process, summons, notice or document by U.S. registered mail to such party's respective address set forth above shall be effective service of process for any action, suit or proceeding in Minnesota with respect to any matters to which it has submitted to jurisdiction in this
Section 8.17. Each of the parties irrevocably and unconditionally waives any objection to the laying of venue of any action, suit or proceeding arising out of this Agreement or the transactions contemplated hereby in (i) the District Court, County of Hennepin, Fourth Judicial District, State of Minnesota, or (ii) the United States District Court for Minnesota in Minneapolis, Minnesota, and hereby further irrevocably and unconditionally waives and agrees not to plead or claim in any such court that any such action, suit or proceeding brought in any such court has been brought in an inconvenient forum.

8.18 SEVERABILITY. In the event any one or more of the provisions contained in this Agreement should be held invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein and therein shall not in any way be affected or impaired thereby. The parties shall endeavor in good-faith negotiations to replace the invalid, illegal or unenforceable provisions with valid provisions, the economic effect of which comes as close as possible to that of the invalid, illegal or unenforceable provisions.

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

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.

                                          CERIDIAN CORPORATION


                                          By:
                                             --------------------------------
                                          Its:
                                              -------------------------------

                                          NEW CERIDIAN CORPORATION


                                          By:
                                             --------------------------------
                                          Its:
                                              -------------------------------



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

                               DEBT REALIGNMENT PLAN

1.     PRE-EFFECTIVE TIME ACTIONS.

       (a) Ceridian and New Ceridian agree to use commercially reasonable efforts to negotiate and enter into two separate credit facilities pursuant to the two separate terms and conditions accompanying the engagement letters executed by Ceridian on September ___, 2000, and by Ceridian and New Ceridian on ______ ___, 2000, as amended.

       (b) Ceridian agrees to use its commercially reasonable efforts to negotiate and enter into an agreement pursuant to which Arbitron will issue secured notes with an aggregate principal amount of $50 million on the Assumption Date (as defined below).

       (c) Subject to the Board of Directors of Ceridian determining not to do so, Ceridian will give notice of (a) redemption of the 7-1/4% Senior Notes due June 1, 2004 (the "Notes") in accordance with the Indenture pursuant to which the Notes were issued (the "Indenture") as necessary to permit such Notes to be redeemed on or before the Effective Time and (b) the termination, and payment of all obligations and liabilities owed by Ceridian under the Amended and Restated Credit Agreement dated as of July 31, 1997 among Ceridian, Bank of America National Trust and Savings Association, N.A. and various other lenders (the "Credit Agreement") in accordance with the terms of the Credit Agreement as necessary to permit the Credit Agreement to be terminated and paid on or before the Effective Time.

2.     ASSUMPTION OF CERTAIN DEBT.

Effective upon the transfer of assets described in Section 2.1(a)(1) of the Distribution Agreement (the "Assumption Date"), New Ceridian will assume all of the following liabilities and obligations of Ceridian:

       (a) Liabilities and obligations of Ceridian under the Notes, the Indenture and the Credit Agreement payable from and after the Assumption Date for principal and any prepayment premium thereunder, such that all remaining liabilities and obligations not assumed by New Ceridian and retained and paid by Ceridian thereunder, whether for principal, prepayment premium, accrued interest or other liabilities or obligations thereunder, equals $250 million.

       (b) All liabilities and obligations of Ceridian under any guarantees of any indebtedness for borrowed money of Ceridian Canada Ltd., including guarantees:

              (i) dated as of January 30, 1993 of indebtedness to Toronto Dominion under a revolving credit facility;

              (ii) dated as of March 10, 1998 of indebtedness to CIBC under a revolving credit facility; and

              (iii) dated as of December 7, 1998 of an operating lease with IBM Canada Ltd.

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

       (c) All liabilities and obligations of Ceridian under any guarantees of obligations of Permicom Permits Services Ltd. to CIBC dated as of August 27, 1999 of an obligation to CIBC.

       (d) All liabilities and obligations of Ceridian under a capitalized lease related to the Comdata Business in the approximate amount of $200,000.

       (e) All liabilities and obligations of Ceridian under any letters of credit issued for the account of Ceridian, including those issued to Travelers Insurance in connection with workers' compensation insurance and to U.S. South Communications to assure certain performance of the Comdata Business.

       (f) All liabilities and obligations of Ceridian under any sale and leaseback transaction relating to any headquarters building located in Minnesota or Florida.

3.     PAYMENT OF NOTES AND CREDIT AGREEMENT.

If the actions described in Section 1 above have occurred, Ceridian and New Ceridian shall pay, or cause to be paid on or before the Effective Time with proceeds of the credit facilities described in Section 1(a), the obligations owing under the Notes, the Indenture and the Credit Agreement.


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